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                                                                      EXHIBIT 1


[ACETEX LOGO]

FOR IMMEDIATE RELEASE

ACETEX ANNOUNCES STRATEGIC DISCUSSIONS

VANCOUVER, B.C., CANADA - SEPTEMBER 17, 2004 - Acetex Corporation announced today that it is in preliminary discussions concerning a potential transaction however no assurances can be given that any transactions will be concluded. Acetex will issue a press release if and when a transaction is formalized.

For further information contact: Lynn Haycock (604) 688-9600 or via e-mail at haycock@acetex.com.